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                                                               EXHIBIT 3(a)(iii)


                              ARTICLES OF AMENDMENT
                                     TO THE
                            ARTICLES OF INCORPORATION
                                       OF
                           SOUTHSIDE BANCSHARES, INC.


                                                                  FILED
                                                         In the Office of the
                                                     Secretary of State of Texas
                                                              May 10 2000

                                                         Corporations Section



     Pursuant to the provisions of Article 4.04 of the Texas Business Corporation Act, the undersigned corporation announces the following Articles of Amendment to the Articles of Incorporation:

     ARTICLE I. The name of the Corporation is Southside Bancshares, Inc. (the "Corporation").

     ARTICLE II. The following amendment to the Articles of Incorporation was adopted by the shareholders of the corporation on April 20, 2000.

          Article Four of the Articles of Incorporation is hereby amended in its entirety so as to read as follows:

                                  ARTICLE FOUR

         Simultaneously with the effective date of these Articles of Amendment (the "Effective Date"), each issued and outstanding share of Common Stock of the Corporation shall be and hereby is divided and reclassified as two shares of issued and outstanding Common Stock of the Corporation. The Corporation shall issue one share of Common Stock, $1.25 par value per share for each share of Common Stock, $2.50 par value per share held by the shareholders of record at the close of business on the Effective Date. The Corporation is authorized to issue one class of capital stock to be designated Common Stock. The aggregate number of shares which the Corporation shall have authority to issue is Twenty Million (20,000,000) shares of Common Stock, $1.25 par value per share.

     ARTICLE III. The number of shares of the Corporation outstanding at the time of such adoption was 3,636,005 and the number of shares entitled to vote thereon was 3,636,005.

     ARTICLE IV. The number of shares voting for the amendment described above is 2,363,059. The number of shares voting against the amendment described above is 20,619.

     ARTICLE V. The amendment affecting Article IV of the Amended Articles of Incorporation effects a change in the amount of stated capital of the Corporation. The authorized shares of Common Stock of the Corporation will be changed into and increased to 20,000,000 shares of Common Stock, par value of $1.25 per share, and each issued share of Common Stock, $2.50 par value per share, including all issued shares then held in the treasury of the Corporation, will be split into two shares of Common Stock, $1.25 par value per share. No change will be made to the amount of capital of the Corporation with respect to its issued shares. Certificates representing issued shares of Common Stock, $2.50 par value per share, will not have to be surrendered but will represent the


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same number of shares of Common Stock as is stated on the respective certificate with a par value $1.25 per share. Each shareholder of record at the time the amendment to the Articles of Incorporation of the Corporation becomes effective will be entitled to receive one share of Common Stock, $1.25 par value per share, for each share of Common Stock, $2.50 par value per share, held by such shareholders of record at the close of business on the date the amendment becomes effective. Stock certificates or stock ownership statements will be distributed to shareholders shortly after the amendment becomes effective. If shareholders desire a physical stock certificate, the transfer agent will provide such certificate upon request.

     ARTICLE VI. The date upon which this Articles of Amendment will be effective is May 20, 2000.



     Dated: May 10, 2000                         SOUTHSIDE BANCSHARES, INC.



                                                 By:   /s/ SAM DAWSON
                                                       -------------------------
                                                 Name:  Sam Dawson
                                                       -------------------------
                                                 Title: President
                                                       -------------------------


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